1 * For identification purposes only. Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for information purposes only and does not constitute an invitation or solicitation of an offer to acquire, purchase or subscribe for securities or an invitation to enter into an agreement to do any such things, nor is it calculated to invite any offer to acquire, purchase or subscribe for any securities. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the U.S. Securities Act, or with any securities regulatory authority of any state of the United States or other jurisdiction and may not be offered or sold in the United States, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act, and applicable state or local securities laws. No public offer of securities is to be made in the United States. NOTICE OF LISTING ON THE STOCK EXCHANGE OF HONG KONG LIMITED (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Codes: 5280, 40102, 40259, 40357, 5754) US$1,000,000,000 6.750% SENIOR NOTES DUE 2034 (DEBT STOCK CODE: 5877) Joint Global Coordinators and Joint Lead Bookrunners Deutsche Bank BofA Securities Scotiabank SMBC Nikko Joint Bookrunners Abu Dhabi Commercial Bank Banco Nacional Ultramarino Bank of China Macau Branch Bank of Communications Macau BNP PARIBAS CBRE China CITIC Bank International China Construction Bank Corporation Macau Branch DBS Bank Ltd. ICBC (Macau) Luso Bank Ltd. OCBC Tai Fung Bank United Overseas Bank Exhibit 99.1

2 Application has been made to The Stock Exchange of Hong Kong Limited for the listing of and permission to deal in the US$1,000,000,000 6.750% senior notes due 2034 (the “Senior Notes”) to be issued by Wynn Macau, Limited (the “Company”) by way of debt issue to professional investors (as defined in Chapter 37 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited) only, as described in the offering memorandum of the Company dated 12 August 2025. The listing of and permission to deal in the Senior Notes are expected to become effective on or about 20 August 2025. By Order of the Board Wynn Macau, Limited Dr. Allan Zeman Chairman Hong Kong, 19 August 2025 As at the date of this announcement, the Company’s board of directors comprises Craig S. Billings and Frederic Jean-Luc Luvisutto (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Ellen F. Whittemore and Julie M. Cameron-Doe (as Non-Executive Directors); Allan Zeman (as Independent Non-Executive Director and Chairman); and Lam Kin Fung Jeffrey, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors).